UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2012

ITC Holdings Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	001-32576	32-0058047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

27175 Energy Way, Novi, Michigan		48377
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-946-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors.

On November 8, 2012, the Board of Directors (the "Board") of ITC Holdings Corp. (the "Company") appointed Thomas G. Stephens as a director of the Company to fill the vacancy created by the prior resignation of a Board member. There are no understandings or arrangements between Mr. Stephens and any other person pursuant to which Mr. Stephens was selected as a director of the Company. Mr. Stephens has no family relationship with any director or executive officer of the Company. It has not yet been determined on which committees of the Board Mr. Stephens will serve.

In connection with his service as a director, Mr. Stephens will receive the Company’s standard non-employee director cash and equity compensation. Specifically, Mr. Stephens will receive a $75,000 annual cash retainer (payable in equal quarterly installments) and an annual equity retainer of restricted stock with a total value of $75,000 under the Company’s equity compensation plans for non-employee directors (awarded through quarterly grants valued at $18,750 each), as well as an annual cash payment if he serves as chair of any committee or as lead director.

Item 8.01 Other Events.

Declaration of Dividend.

On November 8, 2012, the Board declared a quarterly cash dividend of $0.3775 per common share. The quarterly cash dividend is payable on December 17, 2012 to common shareholders of record on December 3, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITC Holdings Corp.

November 14, 2012	By:	/s/ Daniel J. Oginsky

Name: Daniel J. Oginsky
Title: Senior Vice President and General Counsel